Exhibit 99

Vishay Intertechnology, Inc.

Index to Selected Financial Data reflecting
the retrospective adoption of FSP APB 14-1 and SFAS No. 160
unaudited

Introduction	S-1
Condensed Consolidated Balance Sheet	S-2
Consolidated Statements of Operations	S-3
Condensed Consolidated Statements of Cash Flows	S-4
Consolidated Statements of Equity	S-5
Notes to Selected Financial Data	S-6
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-13

Introduction

Effective January 1, 2009, Vishay adopted two accounting standards that require retrospective adjustment to previously issued financial statements.

Vishay has prepared selected financial data to assist investors in evaluating the retrospective effects of adoption of FSP APB 14-1 and SFAS No. 160.

The accompanying selected financial data are unaudited and do not include all information and footnotes necessary for presentation of financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States for complete financial statements. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

VISHAY INTERTECHNOLOGY, INC.
Condensed Consolidated Balance Sheet
as recast to reflect the adoption of FSP APB 14-1 and SFAS No. 160 (see Note 1)
(Unaudited - In thousands)

December 31,
2008
Assets
Current assets:
Cash and cash equivalents	$324,164
Accounts receivable, net	311,197
Inventories	538,019
Deferred income taxes	15,251
Prepaid expenses and other current assets	139,903
Total current assets	1,328,534

Property and equipment, net	1,162,162
Other intangible assets, net	177,782
Other assets	147,482
Total assets	$2,815,960

Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$11,293
Trade accounts payable	104,608
Payroll and related expenses	117,197
Other accrued expenses	191,086
Income taxes	24,901
Current portion of long-term debt	13,044
Total current liabilities	462,129

Long-term debt, less current portion	333,631
Deferred income taxes	18,842
Deferred grant income	3,143
Other liabilities	123,207
Accrued pension and other postretirement costs	325,112
Total liabilities	1,266,064

Equity:
Vishay stockholders' equity
Common stock	17,220
Class B convertible common stock	1,435
Capital in excess of par value	2,315,851
(Accumulated deficit) retained earnings	(865,617)
Accumulated other comprehensive income	75,969
Total Vishay stockholders' equity	1,544,858
Noncontrolling interests	5,038
Total equity	1,549,896
Total liabilities and equity	$2,815,960

See accompanying notes.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Statements of Operations
as recast to reflect the adoption of FSP APB 14-1 and SFAS No. 160 (see Note 1)
(Unaudited - In thousands, except for per share)

	Years ended December 31,
	2008	2007
Net revenues	$2,822,211	$2,833,266
Costs of products sold	2,219,220	2,138,438
Loss on purchase commitments	6,024	-
Gross profit	596,967	694,828

Selling, general, and administrative expenses	450,879	439,017
Restructuring and severance costs	62,537	14,681
Asset write-downs	5,073	3,869
Impairment of goodwill and indefinite-lived intangibles	1,723,174	-
Terminated tender offer expenses	4,000	-
Contract termination charge	-	18,893
Operating income (loss)	(1,648,696)	218,368

Other income (expense):
Interest expense	(38,668)	(51,976)
Other	14,876	15,948
	(23,792)	(36,028)
Income (loss) from continuing operations before taxes	(1,672,488)	182,340

Income tax expense (benefit)	11,187	64,133

Income (loss) from continuing operations, net of tax	(1,683,675)	118,207

Loss from discontinued operations, net of tax	(47,826)	(9,587)

Net earnings (loss)	(1,731,501)	108,620

Less: net earnings attributable to noncontrolling interests	718	1,180

Net earnings (loss) attribuable to Vishay stockholders	(1,732,219)	107,440

Basic earnings (loss) per share attributable to Vishay stockholders:*
Continuing operations	$(9.04)	$0.63
Discontinued operations	$(0.26)	$(0.05)
Net earnings	$(9.29)	$0.58

Diluted earnings (loss) per share attributable to Vishay stockholders:*
Continuing operations	$(9.04)	$0.63
Discontinued operations	$(0.26)	$(0.05)
Net earnings	$(9.29)	$0.58

Weighted average shares outstanding - basic	186,403	185,646

Weighted average shares outstanding - diluted	186,403	192,351

Amounts attributable to Vishay stockholders:
Income (loss) from continuing operations, net of tax	$(1,684,393)	$117,027
Discontinued operations, net of tax	(47,826)	(9,587)
Net earnings (loss)	$(1,732,219)	$107,440

See accompanying notes.

* May not add due to rounding.

VISHAY INTERTECHNOLOGY, INC.
Condensed Consolidated Statements of Cash Flows
as recast to reflect the adoption of FSP APB 14-1 and SFAS No. 160 (see Note 1)
(Unaudited - In thousands)

	Years ended December 31,
	2008	2007
Continuing operating activities
Net earnings (loss), as recast	$(1,731,501)	$108,620
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Loss on discontinued operations, net of tax	47,826	9,587
Impairment of goodwill and indefinite-lived intangibles, net of tax	1,668,036	-
Depreciation and amortization	222,934	216,719
Gain on disposal of property and equipment	(7,584)	(3,490)
Accretion of interest on convertible debentures	13,221	21,296
Contract termination charge	-	18,893
Inventory write-offs for obsolescence	38,478	25,766
Changes in purchase commitment liability	6,024	-
Pensions and other postretirement benefits	24,017	20,981
Asset write-downs	5,073	3,869
Deferred grant income	(1,386)	(4,837)
Deferred income taxes	(12,771)	17,202
Other	25,929	(2,658)
Net change in operating assets and liabilities, net of effects of businesses acquired	(29,797)	(77,326)
Net cash provided by continuing operating activities	268,499	354,622

Continuing investing activities
Capital expenditures	(151,994)	(200,027)
Redemption (purchase) of short-term investments	-	-
Proceeds from sale of property and equipment	17,696	6,720
Purchase of businesses, net of cash acquired	(74,234)	(331,784)
Proceeds from sale of business	-	18,667
Other investing activities	450	(8,562)
Net cash used in continuing investing activities	(208,082)	(514,986)

Continuing financing activities
Proceeds from long-term borrowings, net of issuance costs	123,379	-
Principal payments on long-term debt and capital leases	(514,053)	(3,854)
Net proceeds (payments) on revolving credit lines	125,000	(1,356)
Net changes in short-term borrowings	10,635	(595)
Distributions to noncontrolling interests	(1,044)	(610)
Proceeds from stock options exercised	617	20,694
Net cash provided by (used in) continuing financing activities	(255,466)	14,279
Effect of exchange rate changes on cash and cash equivalents	(6,759)	23,306
(Decrease) increase in cash and cash equivalents from continuing activities	(201,808)	(122,779)

Net cash used by discontinued operating activities	(12,753)	(10,179)
Net cash used by discontinued investing activities	1,430	(1,333)
Net cash used by discontinued financing activities	-	-
Net cash used by discontinued operations	(11,323)	(11,512)
Net (decrease) increase in cash and cash equivalents	(213,131)	(134,291)

Cash and cash equivalents at beginning of year	537,295	671,586
Cash and cash equivalents at end of year	$324,164	$537,295

See accompanying notes.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Statements of Stockholders' Equity
as recast to reflect the adoption of FSP APB 14-1 and SFAS No. 160 (see Note 1)
(Unaudited - In thousands, except share amounts)

		Class B		Retained	Accumulated	Total
		Convertible	Capital in	Earnings	Other	Vishay
	Common	Common	Excess of	(Accumulated	Comprehensive	Stockholders'	Noncontrolling	Total
	Stock	Stock	Par Value	Deficit)	Income (Loss)	Equity	Interests	Equity
Balance at December 31, 2006	$17,010	$1,436	$2,229,972	$796,902	$35,493	$3,080,813	$-	$3,080,813
Impact of adoption of FSP APB 14-1	-	-	59,776	(35,649)	-	24,127	-	24,127
Impact of adoption of SFAS No. 160	-	-	-	-	-	-	4,794	4,794
Impact of adoption of FIN 48	-	-	-	(2,091)	-	(2,091)	-	(2,091)
Recast Balance at January 1, 2007	$17,010	$1,436	$2,289,748	$759,162	$35,493	$3,102,849	$4,794	$3,107,643
Net earnings, as Recast	-	-	-	107,440	-	107,440	1,180	108,620
Foreign currency translation adjustment	-	-	-	-	84,697	84,697	-	84,697
Pension and other
post-retirement actuarial items	-	-	-	-	40,376	40,376	-	40,376
Unrealized gain (loss) on available-for-sale securities	-	-	-	-	(296)	(296)	-	(296)
Comprehensive income						232,217	1,180	233,397
Distributions to noncontrolling interests	-	-	-	-	-	-	(610)	(610)
Stock options exercised (1,879,107 shares)	188	-	20,505	-	-	20,693	-	20,693
Stock compensation expense	-	-	1,819	-	-	1,819	-	1,819
Conversions from Class B to common (5,473 shares)	1	(1)	-	-	-	-	-	-
Recast Balance at December 31, 2007	$17,199	$1,435	$2,312,072	$866,602	$160,270	$3,357,578	$5,364	$3,362,942
Net earnings, as Recast	-	-	-	(1,732,219)	-	(1,732,219)	718	(1,731,501)
Foreign currency translation adjustment	-	-	-	-	(16,673)	(16,673)	-	(16,673)
Pension and other
post-retirement actuarial items	-	-	-	-	(67,171)	(67,171)	-	(67,171)
Unrealized gain (loss) on available-for-sale securities	-	-	-	-	(457)	(457)	-	(457)
Comprehensive income						(1,816,520)	718	(1,815,802)
Distributions to noncontrolling interests	-	-	-	-	-	-	(1,044)	(1,044)
Phantom and restricted stock issuances (100,999 shares)	10	-	(10)	-	-	-	-	-
Stock options exercised (110,145 shares)	11	-	605	-	-	616	-	616
Stock compensation expense	-	-	3,184	-	-	3,184	-	3,184
Recast Balance at December 31, 2008	$17,220	$1,435	$2,315,851	$(865,617)	$75,969	$1,544,858	$5,038	$1,549,896

See accompanying notes.

Vishay Intertechnology, Inc.
Notes to Selected Financial Data
Unaudited

Note 1 – Basis of Presentation

Effective January 1, 2009, Vishay adopted two accounting standards that require retrospective adjustment to previously issued financial statements.

Vishay has prepared the accompanying selected financial data to assist investors in evaluating the retrospective effects of the adoption of these standards. All prior period comparable data presented in future SEC filings will reflect the retrospective adoption of these standards.

The accompanying selected financial data are unaudited and do not include all information and footnotes necessary for presentation of financial position, results of operations, and cash flows required by accounting principles generally accepted in the United States for complete financial statements. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion

In May 2008, the Financial Accounting Standards Board staff issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (including partial cash settlement). The guidance included in this staff position significantly impacts the accounting for convertible bonds that may be settled in cash. FSP APB 14-1 requires an issuer to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity, and then accretion of the resulting discount on the debt as part of the interest expense being reflected in the statement of operations.

The adoption of the FSP requires retrospective application to all periods presented. Vishay adopted this FSP effective January 1, 2009. Earlier adoption was prohibited.

The guidance of the FSP apply only to those instruments that will be presented in the annual financial statements for the period of adoption, in other words, during the period January 1, 2007 to December 31, 2009. A cumulative effect of adoption has been recorded in retained earnings as of January 1, 2007.

The FSP is applicable to the Company’s Convertible Subordinated Notes, due 2023. These notes were substantially all repurchased on August 1, 2008.

SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements

In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 160, Noncontrolling Interests in Consolidated Financial Statements. SFAS No. 160 amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary, which is sometimes referred to as minority interest, is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Among other requirements, this statement requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated income statement, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

Note 1 – Basis of Presentation (continued)

The presentation and disclosure requirements of SFAS No. 160 are to be applied retrospectively to all periods presented. Vishay adopted this standard effective January 1, 2009. Earlier adoption was prohibited.

Concurrent with the adoption of SFAS No. 160, the Company reclassified certain distributions to the holders of noncontrolling interests on its consolidated statements of cash flows.

Note 2 – Long-Term Debt

Convertible Subordinated Notes, due 2023

In 2003, the Company sold $500 million aggregate principal amount of 3-5/8% convertible subordinated notes due 2023. The notes pay interest semiannually.

As described in Note 1, FSP APB 14-1 requires an issuer to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 requires bifurcation of a component of the debt, classification of that component in equity, and then accretion of the resulting discount on the debt as part of the interest expense being reflected in the statement of operations.

The Company estimated that as of the date of issuance, the effective non-convertible borrowing rate associated with the notes would be approximately 8.375%. Accordingly, the Company has determined that at the date of issuance, the fair value of the debt component was approximately $404.6 million and the fair value of the equity component was approximately $95.4 million. The fair value of the equity component is considered a debt issuance discount which is accreted as interest expense over the expected life of the debt. Issuance costs totaling approximately $18.1 million were allocated on a pro-rata basis to the equity and debt components ($3.4 million and $14.7 million, respectively). Deferred tax effects at the date of issuance were approximately $32.2 million. The debt issuance costs were amortized over the expected life of the convertible instrument.

Capital in excess of par value was adjusted as follows (in thousands):

Fair value of equity component at date of issuance	$95,424
Equity issuance costs	(3,461)
Deferred taxes	(32,187)
Total adjustment to paid in capital in excess of par value	$59,776

At January 1, 2007, the cumulative effect of adoption recorded in retained earnings was as follows (in thousands):

Amortization of debt discount	$(60,907)
Amortization of debt issuance costs	(6,929)
Tax benefit, including adjustments to valuation allowance	32,187
Total cumulative adjustment to retained earnings	$(35,649)

Holders may convert the notes into Vishay common stock prior to the close of business on August 1, 2023 if (1) the sale price of Vishay common stock reaches 130% of the conversion price for a specified period; (2) the trading price of the notes falls below 98% of the average last reported sales price of Vishay common stock multiplied by the conversion rate for a specified period; (3) the notes have been called for redemption; (4) the credit ratings assigned to the notes are lowered by two or more levels from their initial ratings; or (5) specified corporate transactions occur. None of these conditions had occurred as of December 31, 2008. The conversion price of $21.28 is equivalent to a conversion rate of 46.9925 shares per $1,000 principal amount of notes.

Note 2 – Long-Term Debt (continued)

The notes are subordinated in right of payment to all of the Company’s existing and future senior indebtedness and are effectively subordinated to all existing and future liabilities of its subsidiaries. The notes may be redeemed at the Company’s option beginning August 1, 2010 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any. Holders of the notes have the right to require the Company to repurchase all or some of their notes at a purchase price equal to 100% of their principal amount of the notes, plus accrued and unpaid interest, if any, on August 1, 2008, August 1, 2010, August 1, 2013, and August 1, 2018. In addition, holders of the notes will have the right to require the Company to repurchase all or some of their notes upon the occurrence of certain events constituting a fundamental change.

Pursuant to the indenture governing the notes, Vishay has the right to pay the conversion value or purchase price for the notes in cash, Vishay common stock, or a combination of both. In June 2007, the Company’s Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future, if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount.

Holders of substantially all (99.6%) of the convertible subordinated notes exercised their option to require the Company to repurchase their notes on August 1, 2008.

Pursuant to the repurchase, the Company paid $498.1 million plus accrued interest to holders of the notes on August 1, 2008. The purchase price was paid in cash and funded from cash on-hand, $125 million of borrowings under its revolving credit facility, and $125 million from a new term loan.

The purchase price for the notes was equal to their principal amount, and accordingly, the Company did not recognize any gain or loss on the repurchase of the Notes. At December 31, 2008, notes with an aggregate principal amount of $1.9 million remain outstanding. These notes are convertible into 87,876 shares.

Note 3 – Income Taxes

Income (loss) from continuing operations before taxes consists of the following components (in thousands):

	Years ended December 31,
	2008	2007
Domestic	$(977,380)	$(36,428)
Foreign	(695,108)	218,768
	$(1,672,488)	$182,340

A reconciliation of income tax expense at the U.S. federal statutory rate to actual income tax provision is as follows (in thousands):

	Years ended December 31,
	2008	2007
Tax at statutory rate	$(585,371)	$63,819
State income taxes, net of U.S. federal tax benefit	1,886	748
Effect of foreign operations	(6,214)	(20,853)
FIN 48 accruals	487	4,674
Increase valuation allowance on U.S. deferred tax asset	25,434	17,162
Goodwill impairment	547,942	-
Reduction in U.S. valuation allowance due to repatriation	(49,313)	-
Tax on repatriated earnings	40,696	-
Tax on earnings not permanently reinvested	39,375	-
Other	(3,735)	(1,417)
Total income tax expense	$11,187	$64,133

The adoption of FSP APB 14-1 did not affect total income tax expense for the periods presented due to the recording of valuation allowances related to the additional interest expense incurred in the United States.

Note 4 – Earnings Per Share

Basic earnings per share is computed using the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed using the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of stock options and restricted stock units, warrants, convertible debt instruments, and other potentially dilutive securities. Earnings per share computations were not affected by the adoption of SFAS No. 160, and therefore, the earnings per share amounts reported continue to be based on amounts attributable to Vishay stockholders.

The following table sets forth the computation of basic and diluted earnings per share attributable to Vishay stockholders (in thousands, except per share amounts):

	Years ended December 31,
	2008	2007
Numerator:
Numerator for basic earnings (loss) per share
attributable to Vishay stockholders:
Income (loss) from continuing operations	$(1,684,393)	$117,027
Loss from discontinued operations	(47,826)	(9,587)
Net earnings (loss)	$(1,732,219)	$107,440

Adjustment to the numerator for continuing
operations and net earnings (loss):
Interest savings assuming conversion of
dilutive convertible and exchangeable
notes, net of tax	-	3,634

Numerator for diluted earnings (loss) per share
attributable to Vishay stockholders:
Income (loss) from continuing operations	$(1,684,393)	$120,661
Loss from discontinued operations	(47,826)	(9,587)
Net earnings (loss)	$(1,732,219)	$111,074

Denominator:
Denominator for basic earnings (loss) per share:
Weighted average shares	186,403	185,646

Effect of dilutive securities:
Convertible and exchangeable notes	-	6,176
Employee stock options	-	423
Other	-	106
Dilutive potential common shares	-	6,705

Denominator for diluted earnings (loss) per share -
adjusted weighted average shares	186,403	192,351

Basic earnings (loss) per share
attributable to Vishay stockholders:*
Continuing operations	$(9.04)	$0.63
Discontinued operations	$(0.26)	$(0.05)
Net earnings (loss)	$(9.29)	$0.58

Diluted earnings (loss) per share
attributable to Vishay stockholders:*
Continuing operations	$(9.04)	$0.63
Discontinued operations	$(0.26)	$(0.05)
Net earnings (loss)	$(9.29)	$0.58

* May not add due to rounding

Note 4 – Earnings Per Share (continued)

Diluted earnings per share for the years presented do not reflect the following weighted average potential common shares, as the effect would be antidilutive (in thousands):

	Years ended December 31,
	2008	2007
Convertible and exchangeable notes:
Convertible Subordinated Notes, due 2023	13,906	23,450
Exchangeable Unsecured Notes, due 2102	6,176	-
Weighted average employee stock options	4,357	3,849
Weighted average warrants	8,824	8,824
Weighted average other	345	-

In periods in which they are dilutive, if the potential common shares related to the convertible and exchangeable notes are included in the computation, the related interest savings, net of tax, assuming conversion/exchange is added to the net earnings used to compute earnings per share.

The convertible subordinated notes, due 2023 are only convertible upon the occurrence of certain events. While none of these events has occurred as of December 31, 2008, certain conditions which could trigger conversion have been deemed to be non-substantive, and accordingly, the Company has always assumed the conversion of these notes in its diluted earnings per share computation during periods in which they are dilutive.

As described in Note 2, in June 2007, the Company’s Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the convertible subordinated notes, due 2023, in shares of Vishay common stock. Accordingly, the notes will be included in the diluted earnings per share computation using the “treasury stock method” (similar to options and warrants) rather than the “if converted method” otherwise required for convertible debt. Under the “treasury stock method,” Vishay calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and that number is included in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation. For the year ended December 31, 2007, the computation of diluted earnings per share is weighted for the periods that the notes were considered conventional convertible debt and for the period the notes were considered net share settlement securities.

As described in Note 2, the Company purchased 99.6% of the outstanding convertible subordinated notes due 2023 pursuant to the option of the holders to require the Company to repurchase their notes on August 1, 2008. The convertible subordinated notes are anti-dilutive to the year ended December 31, 2008 and therefore are not included in the computation of diluted earnings per share.

Note 5 – Summary of Quarterly Financial Information (Unaudited)

	2008
	First	Second	Third	Fourth	Full year
Statement of Operations data:
Net revenues	$733,313	$774,364	$739,092	$575,442	$2,822,211
Gross profit	172,463	179,719	159,501	85,284	596,967
Operating income (loss)	31,003	(750,211)	(322,109)	(607,379)	(1,648,696)
Interest expense	12,714	12,283	6,942	6,729	38,668
Income (loss) from continuing operations, net of tax	11,918	(747,627)	(301,191)	(646,775)	(1,683,675)
Loss from discontinued operations	(42,136)	-	-	(5,690)	(47,826)
Net earnings (loss)	(30,218)	(747,627)	(301,191)	(652,465)	(1,731,501)
Net earnings (loss) attributable to noncontrolling interests	478	269	144	(173)	718
Net earnings (loss) attributable to Vishay stockholders	(30,696)	(747,896)	(301,335)	(652,292)	(1,732,219)
Income (loss) from continuing operations, net of tax,
attributable to Vishay stockholders	11,440	(747,896)	(301,335)	(646,602)	(1,684,393)

Per Share Data
Basic earnings (loss) per share
attributable to Vishay stockholders (a)
Continuing operations	$0.06	$(4.01)	$(1.62)	$(3.47)	$(9.04)
Discontinued operations	$(0.23)	$-	$-	$(0.03)	$0.26
Net earnings	$(0.16)	$(4.01)	$(1.62)	$(3.50)	$(9.29)

Diluted earnings (loss) per share
attributable to Vishay stockholders (a)
Continuing operations	$0.06	$(4.01)	$(1.62)	$(3.47)	$(9.04)
Discontinued operations	$(0.23)	$-	$-	$(0.03)	$0.26
Net earnings	$(0.16)	$(4.01)	$(1.62)	$(3.50)	$(9.29)

Certain Items Recorded during the Quarters:

Gross profit:
Loss on purchase commitments	$-	$-	$-	$(6,024)	$(6,024)

Operating income (loss):
Restructuring and severance costs	$(18,202)	$(8,909)	$(6,849)	$(28,577)	$(62,537)
Asset write-downs	(4,195)	-	-	(878)	(5,073)
Impairment of goodwill and
indefinite-lived intangibles	-	(800,000)	(357,917)	(565,257)	(1,723,174)
Terminated tender offer expenses	-	-	(4,000)	-	(4,000)
Gain on sale of building	-	-	-	4,510	4,510

One-time tax benefits (expense)	$-	$(9,921)	$-	$(27,014)	$(36,935)

Quarter end date (b)	Mar. 29	June 28	Sept. 27	Dec. 31
____________________

(a)  May not add due to rounding.
(b) The Company reports interim financial information for 13-week periods beginning on a Sunday and ending on a Saturday, except for the first quarter, which always begins on January 1, and the fourth quarter, which always ends on December 31.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Effective January 1, 2009, Vishay adopted two accounting standards that require retrospective adjustment to previously issued financial statements.

Vishay has prepared selected financial data to assist investors in evaluating the retrospective effects of adoption of FSP APB 14-1 and SFAS No. 160.

The discussion and analysis below should be read in conjunction with Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, and Item 2 of each of our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008, June 28, 2008, and September 27, 2008.

Years Ended December 31, 2008 and 2007

Vishay reported a loss from continuing operations for the year ended December 31, 2008 of $1,684.4 million, or $9.04 per share. The loss includes noncash goodwill and indefinite-lived intangible asset impairment charges, totaling $1,723.2 million ($1,668.0 million, net of tax). The results for the year ended December 31, 2008 also include pretax charges for restructuring and severance costs of $62.5 million, related asset write-downs of $5.1 million, losses on adverse purchase commitments of $6.0 million, and $4.0 million of costs associated with Vishay’s terminated tender offer for all outstanding shares of International Rectifier, partially offset by a gain on sale of land and buildings of $4.5 million. On an after tax basis, these items, plus additional tax expense for one-time tax items totaling $36.9 million, had a negative $9.48 per share effect on income (loss) from continuing operations.

Income from continuing operations for the year ended December 31, 2007 was $117.0 million, or $0.63 per diluted share. Income from continuing operations for the year ended December 31, 2007 was impacted by pretax charges for restructuring and severance costs of $14.7 million, related asset write-downs of $3.9 million, and a contract termination charge of $18.9 million, net of a gain on sale of a building of $3.1 million. These items and their tax-related consequences, plus additional tax expense for one-time tax items totaling $8.3 million, had a negative $0.22 per share effect on income from continuing operations.

The results of operations for the years ended December 31, 2008 and 2007 have been recast to include the retrospective effects of FSP APB 14-1. The retrospective application of this FSP reduced reported net earnings for the year ended December 31, 2007 by approximately $23.3 million ($0.12 per share), and increased the reported net loss for the year ended December 31, 2008 by approximately $0.8 million ($0.00 per share).

Fiscal Quarter and Nine Fiscal Months Ended September 27, 2008

Vishay reported a loss from continuing operations in the third quarter of 2008 of $301.3 million, or $1.62 per share. The loss includes noncash goodwill and indefinite-lived intangible asset impairment charges, totaling $357.9 million ($328.8 million, net of tax).

The third quarter 2008 results also include a pretax charge for restructuring and severance costs of $6.8 million and $4.0 million of costs associated with Vishay’s terminated tender offer for all outstanding shares of International Rectifier. On an after tax basis, these items and the impairment charges had a negative $1.79 per share effect on earnings (loss) from continuing operations.

The loss from continuing operations for the nine fiscal months ended September 27, 2008 was $1,037.8 million or $5.57 per share, and was impacted by pretax charges for goodwill and indefinite-lived asset impairments of $1,157.9 million, restructuring and severance costs of $34.0 million, related asset write-downs of $4.2 million, $4.0 million of costs associated with Vishay’s terminated tender offer for all outstanding shares of International Rectifier, and $9.9 million of tax expense associated with the repatriation of cash from certain non-U.S. subsidiaries. Including the tax effects of the pretax charges, these items had a negative $6.09 per share effect on earnings (loss) from continuing operations.

The results of operations for the fiscal quarter and nine fiscal months ended September 27, 2008 have been recast to include the retrospective effects of FSP APB 14-1. The retrospective application of this FSP decreased the reported loss from continuing operations for the quarter $11.5 million ($0.06 per share) and increased the reported loss from continuing operations for the nine fiscal months ended September 27, 2008 by $0.8 million ($0.00 per share), respectively.

Fiscal Quarter and Six Fiscal Months Ended June 29, 2008

Vishay reported a loss from continuing operations in the second quarter of 2008 of $747.9 million, or $4.01 per share. The loss was substantially attributable to a noncash goodwill impairment charge of $800 million ($770 million, net of tax).

The second quarter 2008 results also include a pretax charge for restructuring and severance costs of $8.9 million and $9.9 million of tax expense associated with the repatriation of cash from certain non-U.S. subsidiaries. On an after tax basis, these items and the goodwill impairment charge had a negative $4.21 per share effect on income (loss) from continuing operations.

On August 1, 2008, Vishay repurchased substantially all of its convertible subordinated notes (pursuant to the option of the holders) for the principal amount of $498.1 million plus accrued interest. In order to meet this obligation, Vishay repatriated approximately $250 million of cash from non-U.S. subsidiaries. This repatriation of cash resulted in net tax expense of approximately $9.9 million, after the utilization of net operating losses and tax credits.

The loss from continuing operations for the six fiscal months ended June 28, 2008 was $736.5 million or $3.95 per share and was impacted by pretax charges for goodwill impairment of $800 million, restructuring and severance costs of $27.1 million, related asset write-downs of $4.2 million, and $9.9 million of tax expense associated with the repatriation of cash from certain non-U.S. subsidiaries. Including the tax effects of the pretax charges, these items had a negative $4.30 per share effect on earnings (loss) from continuing operations.

The results of operations for the fiscal quarter and six fiscal months ended June 29, 2008 have been recast to include the retrospective effects of FSP APB 14-1. The retrospective application of this FSP increased the reported loss from continuing operations for the quarter and year-to-date periods by $6.2 million ($0.03 per share) and $12.3 million ($0.07 per share), respectively.

Fiscal Quarter Ended March 29, 2008

Income from continuing operations for the fiscal quarter ended March 29, 2008 of $11.4 million, or $0.06 per diluted share, was impacted by pretax charges for restructuring and severance costs of $18.2 million and related asset write-downs of $4.2 million. These items and their tax-related consequences had a negative $0.10 per share effect on income from continuing operations.

The results of operations for the fiscal quarter ended March 29, 2008 have been recast to include the retrospective effects of FSP APB 14-1. The retrospective application of this FSP reduced reported income from continuing operations by $6.1 million, or $0.03 per diluted share.